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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                    OF RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                EXACTIS.COM, INC.

         EXACTIS.COM, INC., a Delaware corporation (the "Corporation"), organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

         1. The original name of the Corporation was Mercury Mail, Inc., and its current name is Exactis.com, Inc. The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on July 17, 1996.

         2. This Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the definition of "Reserved Employee Stock" in paragraph 6, Article Four thereof and by substituting in lieu of said paragraph the following new paragraph:

                    ""RESERVED EMPLOYEE STOCK" means up to 3,000,000 shares of
                     Common Stock issuable to employees, directors or consultants of the Corporation and its Subsidiaries subject to the approval of the Corporation's Board of Directors."

         3. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

I, the undersigned, being the Secretary and Chief Financial Officer of the Corporation, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hands this 30th day of September, 1999.


                               /s/ Kenneth W. Edwards
                               -------------------------------------------------
                               Kenneth W. Edwards, Secretary and Chief Financial Officer